Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-57220) of Energy East Corporation of our report dated June 24, 2004 relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
New York, New York
June 28, 2005